July 2009

Pricing Sheet dated July 24, 2009 relating to
Preliminary Terms No. 136 dated June 24 2009 to
Registration Statement No. 333-156423
Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in International Equities

Auto-Callable Securities due August 9, 2011
Based on the Value of the iShares® FTSE/Xinhua China 25 Index Fund
PRICING TERMS – JULY 24, 2009
Issuer:	Morgan Stanley
Underlying shares:	Shares of the iShares® FTSE/Xinhua China 25 Index Fund
Aggregate principal amount:	$5,142,900
Stated principal amount:	$10 per security
Issue price:	$10 per security (see “Commissions and Issue Price” below)
Pricing date:	July 24, 2009
Original issue date:	July 31, 2009 (5 business days after the pricing date)
Maturity date:	August 9, 2011
Determination dates:	#1: August 2, 2010	#2: February 2, 2011	Final: August 2, 2011
Early redemption payment:
If, on either of the first two determination dates, the determination closing price is greater than the initial share price, the securities will be automatically redeemed on the fifth business day following the related determination date for the respective cash payment as follows:

▪	1st determination date:	$11.68
▪	2nd determination date:	$12.52
Payment at maturity (per security):	If the securities have not previously been redeemed, you will receive at maturity a cash payment as follows: If the final share price is:
	▪	Greater than the initial share price: $13.36,
▪
Less than or equal to the initial share price but has decreased from the initial share price by an amount less than or equal to the buffer amount of 10% of the initial share price:
$10 stated principal amount, or

▪
Less than the initial share price and has decreased from the initial share price by an amount greater than the buffer amount of 10% of the initial share price:
$10 times the share performance factor, plus $1.00
This payment may result in a loss of up to 90% of your investment.

Buffer amount:	10% of the initial share price
Share performance factor:	final share price / initial share price
Initial share price:	$42.26, which is the closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share times the adjustment factor, each as of the final determination date
Determination closing price:	The closing price of one underlying share times the adjustment factor, each as of a determination date (other than the final determination date)
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
CUSIP:	617484225
ISIN:	US6174842251
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Calculation agent:	MS & Co.
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per security	$10	$0.20	$9.80
Total	$5,142,900	$102,858	$5,040,042
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of the securities purchased by that investor.  The lowest price payable by an investor is $9.925 per security.  Please see “Syndicate Information” on page 8 of the accompanying preliminary terms for further details.

(2)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for auto-callable securities.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 136 dated June 24, 2009
Prospectus Supplement for Auto-Callable Securities dated June 24, 2009
Prospectus dated December 23, 2008

THE SECURITIES ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE SECURITIES WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.